UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 14, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

Pivotal Board Rejects Proposal from Onyx Software Corporation

Vancouver, B.C. – November 14, 2003 – Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today announced that the Special Committee of the Board of Directors of Pivotal Corporation has recommended to the Board that it not support the proposal of Onyx Software Corporation (NASDAQ: ONXS) delivered to the Board and the Special Committee on November 12, 2003. The Board of Directors has accepted this recommendation, and its decision has been communicated to Onyx Software Corporation. This press release sets out the reasons for the Board’s decision.

Background to Current Situation

The Management Information Circular of Pivotal dated October 21, 2003 (the “Information Circular”) contains a description of the reasons for, and the process involved in, Pivotal’s search for a transaction that would maximize value for shareholders. The Information Circular describes the Board’s assessment of Pivotal’s strategic plan in light of the competitive environment developing in the customer relationship management software sector and the state of the capital markets as a source of financing for Pivotal. The Board’s consensus was that companies of Pivotal’s size and resources faced a challenging future unless they were able to achieve growth and synergies through business combinations, or obtain access to capital on favourable terms in order to finance growth. The Board determined that unless Pivotal were to pursue one or both of those alternatives, shareholder value could be further eroded. The Information Circular describes the extensive process under which the Oak Group was selected as the bidder that produced the best opportunity for maximizing value for shareholders of Pivotal.

In the process of identifying potential bidders, Onyx Software was not asked by RBC Dain Rauscher Inc. (“RBC”), the financial advisors to Pivotal, to submit a proposal. The reason for this was that previous discussions between Onyx and Pivotal had convinced Pivotal that a merger with Onyx would not produce a stronger combined entity, and would therefore risk further eroding value for Pivotal shareholders. Notwithstanding that fact, Onyx was clearly aware that Pivotal was considering strategic alternatives but did not approach Pivotal with any proposals. Even after the time that Pivotal announced the Oak/Talisma transaction on October 7, 2003, Pivotal received no communications or expressions of interest from Onyx concerning a possible transaction until Onyx’s proposal was announced on November 12, 2003, just four business days prior to the meeting of Pivotal security holders to approve the Oak/Talisma transaction.

Pivotal’s Response to Onyx Proposal

Since receiving Onyx’s proposal, the Special Committee has met three times with its financial and legal advisors and once with the Board of Directors to review the proposal and the publicly available information concerning Onyx, and to assess the risks, costs and benefits of pursuing further discussions with Onyx regarding a transaction along the lines outlined in their proposal. The unanimous recommendation of the Special Committee, which was accepted by the Board, was that such a transaction would not be in the best interests of Pivotal or its shareholders, and that the proposal was not considered one which would be reasonably likely to result in a “superior transaction”, thereby entitling Pivotal, under the terms of the Arrangement Agreement between Pivotal and the Oak Group and Talisma Corp., to enter into further discussions with Onyx.

In reaching its recommendation, the Special Committee, with the assistance of its financial and legal advisors, considered a variety of factors relating to Onyx itself, the prospects for a combined Pivotal/Onyx entity, and closing, market and timing risks associated with Onyx’s proposal. The Special

Committee considered no single factor to be determinative in the formation of its recommendation, although certain aspects, such as the absence of an actual offer, the comparison of a proposal involving shares of fluctuating value and liquidity to an existing agreement for a fixed cash price, and the questionable profile and capitalization of a merged Pivotal/Onyx entity, were constantly reinforced by other factors that the Special Committee considered, some of which are identified below.

Onyx is Not an Attractive Merger Partner for Pivotal

The Special Committee’s considerations included the following aspects of Onyx as a potential cashless merger partner:

•	the volatility and relative illiquidity of Onyx stock

•	the fact that the Onyx share price has underperformed both the NASDAQ and the Pivotal share price over the last 12 months

•	Onyx's apparent limited access to capital on favourable terms as demonstrated in its recent financing history

•	Onyx’s history of small acquisitions and apparent absence of experience in completing larger transactions and the integration issues associated therewith

•	outstanding litigation involving Onyx (including shareholder class actions which allege, among other things, violations of applicable securities laws) with unpredictable consequences that could include significant depletion of Onyx’s cash resources

•	Onyx's inconsistent performance against short term and long term equity research analysts' estimates

•	the low licence to service mix in Onyx's revenue

•	the fact that Onyx is not currently profitable

•	the generally neutral or negative research sentiment of equity research analysts' coverage of Onyx

•	the fact that Onyx’s cash position is not attractive, and the fact that it has committed a significant amount of its available cash to ongoing restructurings and to secure letters of credit

A Merged Pivotal/Onyx Would Not Be An Attractive Entity

The Special Committee also considered the implications for a merged Pivotal/Onyx entity including:

•	questionable synergies compared with significant and inevitable cash costs of combining and integrating the two entities

•	the depletion of the combined entities cash resources as a result of costs of completing the transaction, including payment of a $1.5 million break fee to Oak

•	the potential loss of customers as evidenced by a number of strong and unsolicited expressions of concern Pivotal has already received from its customers concerning a merger with Onyx, and no customer expressions of support

•	the absence of a significant “financial sponsor” for the merged entity and the prospect for limited access to attractively priced capital in the near term

•	the considerable amount of redundancy between product lines which is likely to result in few cross-selling revenue synergies and is likely to lead to either higher costs to support products or customer attrition if one product line is favoured over the other

•	no indications of who would manage or direct the combined entity or whether any board seats would specifically be designated for representatives of Pivotal’s shareholders

•	the prospect that the need for management of both companies to focus on structuring and completing a transaction for an extended period of time and the market uncertainty during that period could have a significant negative impact on the business of Pivotal and Onyx, leaving the resulting entity in a weaker competitive and financial position

•	as a result of all of the above, the questionable value of the securities of a merged Pivotal/Onyx entity post-closing

The Onyx Proposal is Subject to Significant Risks

The Committee also considered the specific aspects of the Onyx proposal, including:

•	the fact that Onyx has delivered only a cursory preliminary proposal rather than an offer that can be considered in its entirety

•	the market risk associated with a fixed share exchange ratio, as evidenced by the erosion of the indicated value of the proposal immediately after its announcement

•	the time and expense required for each of Pivotal and Onyx to satisfy their respective “due diligence” requirements, and the uncertainty inherent in that process

•	the possible requirement for Onyx shareholder and regulatory approvals, which creates further delay, expense and uncertainty

•	the time delay, uncertainty and risk of closing arising from the necessity to negotiate, receive all necessary approvals for, and consummate a cashless “merger of equals” transaction

•	the poor prospect for liquidity for Pivotal shareholders, who would hold almost one half of the shares of a combined entity

•	the tax deferral aspects of the proposal in the context of Pivotal's shareholder profile and the costs associated with structuring the transaction to achieve such a deferral

In weighing all of the above factors, the Special Committee, with the assistance of its financial and legal advisors, concluded that Onyx’s proposal was not reasonably likely to result in a superior transaction which it could support. Accordingly, the Special Committee has today communicated its conclusion to Onyx, and has indicated that under the terms of the Arrangement Agreement with the Oak Group and Talisma Corp., it will decline to enter into negotiations or discussions with Onyx with respect to its proposal.

Full details of the arrangement of the proposed arrangement involving Oak and Talisma can be found in the Information Circular, which is available free of charge from Pivotal, on our website, on the SEDAR website (www.sedar.com) and on the U.S. Securities and Exchange Commission’s EDGAR system (www.sec.gov).

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the outlook and prospects for Pivotal’s business, the upcoming meeting of Pivotal shareholders to consider the plan of arrangement, the outlook and prospects for Onyx’s business and for the business of any combined company that might result from Onyx’s proposal and closing, market and timing risks associated with Onyx’s proposal. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, among others, customer preferences regarding the software products marketed by Pivotal and Onyx, competition from present and future product offerings of third parties, the strength of the North American and world economy in general and the market for business software products in particular, and conditions in the capital markets and availability of financing. Pivotal undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Investor Contact:

Divesh Sisodraker
Tel: 604/699-8000
Email: investor-relations@pivotal.com

Press Contact:

Leslie Castellani
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: November 14, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary